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                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
                               STOCK REQUIREMENTS
                              (DOLLARS IN MILLIONS)

                                                                  THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                     SEPTEMBER 30                    SEPTEMBER 30
                                                                2000              1999           2000             1999
                                                             ------------      -----------    -----------     -------------
EARNINGS:
Income before income taxes                                   $       342       $      294     $      537      $        444
Less:  Income from less than 50%
          owned investees                                             49               23            106                58
Add:
     Rent expense representative of interest(1)                       59               50            170               147
     Interest expense net of capitalized interest                     77               87            241               264
     Interest of mandatorily redeemable
        preferred security holder                                      8                7             22                20
     Amortization of debt discount and expense                         3                4              8                11
     Amortization of interest capitalized                              1                1              3                 3
                                                             ------------      -----------    -----------     -------------

     ADJUSTED EARNINGS                                       $       441       $      420     $      875      $        831
                                                             ============      ===========    ===========     =============

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest(1)                   $        59       $       50     $      170      $        147
Interest expense net of capitalized interest                          77               87            241               264
Interest of mandatorily redeemable
     preferred security holder                                         8                7             22                20
Preferred stock requirements                                          --               --              1                 1
Amortization of debt discount and expense                              3                4              8                11
Capitalized interest                                                   6                4             15                12
                                                             ------------      -----------    -----------     -------------

     FIXED CHARGES AND PREFERRED
        STOCK REQUIREMENTS                                   $       153       $      152     $      457      $        455
                                                             ============      ===========    ===========     =============

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED STOCK REQUIREMENTS                                   2.88             2.76           1.91              1.83
                                                             ============      ===========    ===========     =============

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.